The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co . Minimum Denomination: $1,000 Funds: SPDR ® S&P ® Oil & Gas Exploration & Production ETF, Energy Select Sector SPDR ® Fund and SPDR ® Gold Trust Pricing Date: November 29, 2021 Final Review Date: November 29, 2023 Maturity Date: December 4, 2023 Review Dates: Quarterly Contingent Interest Rate: At least 12.00%* per annum, payable quarterly at a rate of at least 3.00%*, if applicable Interest Barrier/ Trigger Value: With respect to each Fund, an amount that represents 70.00% of its Initial Value CUSIP: 48132YWS0 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48132YWS0/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $920.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Early Redemption We, at our election, may redeem the notes early, in whole but not in part, on any of the Interest Payment Dates (other than the first and final Interest Payment Dates) at a price, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the immediately preceding Review Date. If we intend to redeem your notes early, we will deliver notice to The Dep ository Trust Company, or DTC , at least three business days before the applicable Interest Payment Date on which the notes are redeemed early. Payment at Maturity If the notes have not been redeemed early and the Final Value of each Fund is greater than or equal to its Trigger Value, you wi ll receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment appl ica ble to the final Review Date. If the notes have not been redeemed early and the Final Value of any Fund is less than its Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $ 1,000 + ($ 1,000 î Least Performing Fund Return) If the notes have not been redeemed early and the Final Value of any Fund is less than its Trigger Value, you will lose more than 30.00 % of your principal amount at maturity and could lose all of your principal amount at maturity. Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Hypothetical Payment at Maturity** J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_inv e stments@jpmorgan.com 2yrNC6m XOP/XLE/GLD Callable Contingent Interest Notes North America Structured Investments Least Performing Fund Return Payment At Maturity (assuming 12.00% per annum Contingent Interest Rate) 60.00% $1,030.00 40.00% $1,030.00 2 0.00% $1,030.00 10.00% $1,030.00 5.00% $1,030.00 0.00% $1,030.00 - 5.00% $1,030.00 - 20.00% $1,030.00 - 30.00% $1,030.00 - 30.01% $699.90 - 40.00% $600.00 - 50.00% $500.00 - 60.00% $400.00 - 80.00% $200.00 - 100.00% $0.00 This table does not demonstrate how your interest payments can vary over the term of your notes. Contingent Interest *If the notes have not been previously redeemed early and the closing price of one share of each Fund on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $30.00 (equivalent to an interest r ate of at least 12.00% per annum, payable at a rate of at least 3.00% per quarter). ** The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until redeemed early. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • The notes do not guarantee the payment of interest and may not pay interest at all. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes. • You are exposed to the risk of decline in the price of one share of each Fund. • Your payment at maturity will be determined by the Least Performing Fund. • The benefit provided by the Trigger Value may terminate on the final Review Date. • The optional early redemption feature may force a potential early exit. • No dividend payments or voting or other rights with respect to any Fund or the securities or commodities held by any Fund. • The notes are subject to management risk. • The performance and market value of each Fund, particularly during periods of market volatility, may not correlate with the performance of that Fund’s underlying index or underlying commodity, as applicable, as well as the net asset value per share. • The notes are subject to the risks associated with the oil and gas exploration and production industry with respect to the SPDR ® S&P ® Oil & Gas Exploration & Production ETF. • The notes are subject to the risks associated with the energy sector with respect to the Energy Select Sector SPDR ® Fund. • The SPDR ® Gold Trust is not an investment company or commodity pool and will not be subject to regulation under the Investment Company Act of 1940, as amended, or the Commodity Exchange Act . • The notes are subject to the risks associated with gold with respect to the SPDR ® Gold Trust . • There are risks relating to commodities trading on the London Bullion Market Association . • Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally . • The anti - dilution protection for the Funds is limited . Selected Risks (continued) • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS ) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC we b site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the pr ospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 236659 and 333 - 236659 - 01 North America Structured Investments 2yrNC6m XOP/XLE/GLD Callable Contingent Interest Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and applicable product sup plement and underlying supplement and “ Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.